Exhibit 4.4

                               THIRD AMENDMENT TO
                        BLONDER TONGUE LABORATORIES, INC.
                          1995 LONG TERM INCENTIVE PLAN



     The Blonder Tongue Laboratories, Inc. 1995 Long Term Incentive Plan, as heretofore amended (the "Plan"), is hereby amended as follows:

     1. The first sentence of Section 3.1 of the Plan is hereby amended and restated in its entirety as follows:

          "Subject to adjustment pursuant to the provisions of Section 3.2 hereof, the number of shares of Stock of the Company which may be issued and sold or awarded under the Plan shall not exceed 900,000 shares, of which shares issued and sold pursuant to Incentive Stock Options under the Plan shall not exceed 875,000 and shares subject to restricted stock awards may not exceed 25,000."

     2. Ratification. Except as expressly set forth in this Third Amendment to the Plan, the Plan is hereby ratified and confirmed without modification.

     3. Effective Date. The effective date of this Third Amendment to the Plan shall be February 8, 2000.